EXHIBIT 99.2

Philip Morris International Inc.
2018 Fourth-Quarter and Full-Year Results Conference Call
February 7, 2019

NICK ROLLI

(SLIDE 1.)

Welcome. Thank you for joining us. Earlier today, we issued a press release containing detailed information on our 2018 fourth-quarter and full-year results. You may access the release on www.pmi.com or the PMI Investor Relations App.

(SLIDE 2.)

A glossary of terms, including the definition for reduced-risk products, or "RRPs," as well as adjustments, other calculations and reconciliations to the most directly comparable U.S. GAAP measures, are at the end of today’s webcast slides, which are posted on our website.

(SLIDE 3.)

Today’s remarks contain forward-looking statements and projections of future results. I direct your attention to the Forward-Looking and Cautionary Statements disclosure in today’s presentation and press release for a review of the various factors that could cause actual results to differ materially from projections or forward-looking statements.

It’s now my pleasure to introduce André Calantzopoulos, our Chief Executive Officer. Martin King, our Chief Financial Officer, will join André for the question and answer period.

André.

ANDRÉ CALANTZOPOULOS

(SLIDE 4.)

Thank you, Nick, and welcome, ladies and gentlemen. I would like to begin with some general thoughts on our performance in 2018.

We achieved robust results from our combustible tobacco portfolio and nearly doubled our heated tobacco unit in-market sales volume, driven by growth in all IQOS markets. We fell short of our initial full-year net revenue growth target provided in February last year, which was almost entirely attributable to lower-than-anticipated IQOS consumer acquisition in Japan and related distributor heated tobacco unit inventory adjustments. In our view, this overshadowed an otherwise robust financial and strategic performance across the business.

Clearly, and understandably, this contributed to the overall decline in our share price, which was also pressured by broader market concerns surrounding the industry and the consumer staples sector generally. While we recognize that the market is the ultimate judge, we find it difficult to understand the share price impact of certain developments in the industry last year, particularly those that were very U.S.-centric and arguably less relevant to our international business.

Entering 2019, I believe that we have laid the foundation for a better business performance this year and beyond, thanks to significant investments in product portfolio development and organizational capabilities, including a state-of-the-art digital infrastructure to fuel our expansion. As I will cover in my remarks in a moment, the underlying strength of our combustible product portfolio remains undoubtedly intact, and our smoke-free products are the catalyst to accelerate our overall business growth.

(SLIDE 5.)

Let me now take you through the main elements of our full-year results, starting with volume.

Our total cigarette and heated tobacco unit shipment volume declined by 2.1%, notably reflecting the reduction in distributor heated tobacco unit inventory in Japan, which we explained during our third-quarter 2018 results call.

Excluding estimated net distributor inventory movements, total shipment volume was flat -- our best annual performance since 2012 -- with strong growth in heated tobacco units offsetting a decline in cigarettes. This performance compares favorably to an estimated decline in total industry volume of 1.6%, on the same basis.

(SLIDE 6.)

Our cigarette shipment volume declined by 2.8%. The decrease was due mainly to lower industry volume, notably in Russia and Saudi Arabia, coupled with the impact of consumer switching from cigarettes to heated tobacco products, particularly in Japan, Korea and the EU Region.

Increased shipment volume, notably in Pakistan and Turkey, driven by higher industry volume, and in Thailand, driven by higher market share, served as a partial offset.

(SLIDE 7.)

Heated tobacco unit shipment volume increased by 14.2% to 41.4 billion units, despite estimated net distributor inventory movements in Japan of approximately 17 billion units.

More importantly, our in-market sales volume for heated tobacco units nearly doubled, reaching 44.3 billion units, a significant achievement driven by all IQOS launch markets, including Japan and Korea.

(SLIDE 8.)

Turning to our 2018 financial results, net revenues increased by 3.4%, excluding currency, driven by strong pricing for our combustible tobacco portfolio and heated tobacco unit shipment volume growth.

RRP net revenues reached $4.1 billion, or 13.8% of total net revenues, with IQOS devices and accessories accounting for approximately $0.9 billion, or 22%.

For reference, last year's distributor inventory adjustment in Japan of an estimated 4.5 billion units adversely impacted our total net revenue growth, excluding currency, by approximately 1.2 points. The move to highly inflationary accounting in Argentina further impacted growth by approximately 0.6 points.

(SLIDE 9.)

Our 2018 combustible tobacco pricing variance represented 7.6% of prior year combustible tobacco net revenues, with positive contributions from all six of our Regions. Pricing was particularly strong in Canada, Germany, Indonesia, the Philippines and Russia.

The strong pricing performance in Russia benefited from a very favorable comparison, following essentially no net pricing in the market in 2017. Also, in the Philippines, we benefited from improved industry pricing dynamics following the significant decrease in non-taxed product availability.

(SLIDE 10.)

On a currency-neutral basis, adjusted operating income was essentially flat, while our adjusted operating income margin decreased by 1.3 points. The margin decline primarily reflected the impact of our net incremental RRP investments of approximately $600 million.

For reference, the factors mentioned previously for Japan and Argentina had an adverse combined impact on our currency-neutral adjusted operating income growth and margin of approximately 3.3 and 1.1 percentage points, respectively.

(SLIDE 11.)

Our adjusted diluted EPS of $5.10 increased by 8.1%, driven by both a lower effective tax rate and net interest expense. Excluding adverse currency of 11 cents, which occurred in the second-half of the year, adjusted diluted EPS increased by 10.4%.

The lower effective tax rate and net interest expense were both driven by the 2017 U.S. Tax Cuts and Jobs Act. Our 2018 effective tax rate decreased to approximately 23%, slightly better than the 24% that we had assumed as part of our guidance in November, and around five to six points below our effective tax rate in the years prior to tax reform. The decrease in net interest expense resulted from greater flexibility on cash repatriation and capital structure optimization provided by the reform.

(SLIDE 12.)

Our operating cash flow of $9.5 billion increased by over $500 million, or 6.4%, principally driven by higher net earnings, partly offset by unfavorable currency.

Capital expenditures of $1.4 billion came in below our full-year assumption, primarily reflecting continued improvement in heated tobacco unit investment efficiency, as equipment productivity rises.

(SLIDE 13.)

Turning now to market share, our total international share of 28.4% increased by 0.5 points -- our highest organic growth since 2008 -- driven by heated tobacco units, which reached a share of 1.6%.

Remarkably, share grew in all six of our Regions, underlining the strength of our combined portfolio.

(SLIDE 14.)

Our share of the international cigarette category was flat at 27.4%, demonstrating our success in maintaining cigarette market leadership while transitioning our product portfolio and transforming our overall organization.

Further, despite over-indexed IQOS out-switching and the impact of the sizable volume contraction in Saudi Arabia during the first half of the year, Marlboro’s international share of the cigarette category was also flat, reflecting share growth in a number of markets, including France, Indonesia, Mexico, the Philippines and Turkey.

(SLIDE 15.)

With the performance of IQOS being top-of-mind for investors, let me also highlight some of the latest results and developments, beginning with an overall view followed by some market-specific commentary.

As seen on this slide, the total estimated number of IQOS users reached 9.6 million in the fourth quarter, continuing the positive quarterly sequential growth trend. Importantly, nearly 70% of the total -- an estimated 6.6 million users -- have already stopped smoking by switching to IQOS, while the balance are in conversion.

IQOS user growth in the quarter was especially driven by the EU Region and Russia. Approximately one-third of the total IQOS user base is now in markets outside Asia, which highlights the broadening geographic success of the brand's proposition.

(SLIDE 16.)

As announced last year, we began the global launch of our IQOS 3 devices in mid-November, starting with our own retail and e-commerce channels. Though still early, as full device availability and expansion to our main distribution channels has only occurred in the past couple of weeks, we are very pleased by the initial consumer reaction to the new device line-up across IQOS markets.

(SLIDE 17.)

I will now turn to the performance of IQOS in specific geographies, beginning with Japan.

As discussed during our earnings call in October, there were sizable trade and consumer purchases of both cigarettes and heated tobacco units across the industry during the third quarter, in advance of the excise tax-driven price increases on October 1st. This led to a distortion in heated tobacco unit in-market sales in both the third and fourth quarters.

(SLIDE 18.)

The same distortion is reflected in our market share progression between the third and fourth quarter. When equalized for the purchase patterns, our estimated share in each quarter was approximately 15.4%.

(SLIDE 19.)

Looking to 2019, we are encouraged that the favorable heated tobacco unit weekly offtake share trend that we observed during the fourth quarter continued in January.

We anticipate increased competitive activity this year, including new heated tobacco product launches. This may accelerate overall category growth, in part by reducing the consumption dilution observed with current competitive device ownership, which I will show shortly.

In this context, we believe that the new IQOS 3 -- and its continued superior sensorial experience -- in combination with the range of initiatives that we rolled out during the later part of last year -- including the mid-price HEETS brand --

will allow us to restore growth. Importantly, the convenience store channel, which accounts for the vast majority of our volume, began selling IQOS 3 and IQOS 3 MULTI as of last week. But already, IQOS 3 has significantly increased the number of new users acquired by IQOS compared to the 2018 monthly average prior to the launch. Furthermore, the national roll-out of the HEETS brand -- which is currently only available in geographies with approximately 25% of the country's tobacco consumers -- will begin in the coming weeks.

(SLIDE 20.)

We remain optimistic about the long-term growth potential of the heated tobacco category in Japan, and of our brands specifically.

Japanese adult smokers continue to show a strong and growing interest in heated tobacco products, as demonstrated by device ownership and past-seven-day usage trends. Based on the latest available data, over 45% of Japanese tobacco consumers owned at least one device, while over 40% reported using a heated tobacco product over the past seven days.

While these indicators of category interest are not yet fully reflected in the latest category share of consumption of around 23%, this is understandable for a couple of reasons.

First, switching takes time, with a lag between device purchase, use and the full conversion that maximizes heated tobacco share. This is easiest to see through the end of 2017, when IQOS was essentially the only product on the market at scale.

Second, and more importantly, other heated tobacco products -- which became more broadly available over the course of 2017 and 2018 -- have been far less effective than IQOS in fully converting adult smokers. This is due to relatively low taste satisfaction, leading to mainly situational use that further dilutes the category's share relative to device ownership. Lower conversion effectiveness is also generating some hesitation among more conservative cigarette smokers to enter the category at this stage.

Many users of competitive devices have never tried IQOS, and certain IQOS users also own competitive devices. Both groups represent great opportunities for us with IQOS 3 and IQOS 3 MULTI. Over time, as competitive products improve and more heated tobacco users experience the relative benefits of IQOS -- particularly those who began their heated tobacco journey with a competitive product -- we expect the gap between total category share and the level of device ownership to narrow.

(SLIDE 21.)

Turning to Korea, fourth-quarter share for HEETS of 8.5% increased by 3.0 points compared to the same period in 2017, or by 1.1 points sequentially. It should be noted that our share in the quarter was distorted by trade inventory movements ahead of the change in health warnings on heated tobacco products in late December.

We are pleased with our share performance, particularly given the backdrop of additional competitive activity in the heated tobacco category as the year progressed, as well as the confusion among some adult smokers caused by the KFDA's comments last year regarding the "tar" generated by heated tobacco products.

In-market sales volume for HEETS increased slightly on a sequential basis to 1.5 billion units.

Looking to 2019, IQOS remains the preeminent brand in the category, with HEETS holding over 75% category share in the fourth quarter. This position has been reinforced by the launch of our new devices, giving us confidence in our ability to grow HEETS volume and share further.

(SLIDE 22.)

In the EU Region, fourth-quarter share for HEETS reached 1.7% of total cigarette and heated tobacco unit industry volume, an increase of 1.1 points compared to the fourth quarter of 2017, supported by all IQOS markets. On a sequential basis, share growth accelerated in the quarter, increasing by 0.5 points. It is worth noting that IQOS is only present in geographic areas representing approximately 47% of industry total volume in the Region.

The favorable share momentum reflects continued growth in the total number of IQOS users, which reached nearly 1.8 million by year-end. Importantly, as of late January, IQOS 3 is, finally, fully available in essentially all IQOS markets across the Region.

(SLIDE 23.)

Our HEETS share growth in the EU Region was driven by a number of markets, notably Greece, Portugal, the Czech Republic, Italy, Poland and Germany.

As we have said before, the speed of IQOS adoption will vary by market. This reflects factors such as the underlying disposition of adult smokers to use and recommend innovative tobacco products, as well as the regulations that apply to RRPs, such as those that impact our ability to communicate with adult smokers about better alternatives to continued cigarette smoking.

Despite related constraints in certain geographies, IQOS is growing across all EU launch markets, and the fourth-quarter accelerations augur well for 2019.

(SLIDE 24.)

In Russia, the strong sequential performance of IQOS continued in the fourth quarter, with HEETS market share up by 0.7 points to 1.8% and the total number of IQOS users reaching 0.8 million. This performance is impressive given the fact that IQOS is present in only seven cities, where the average fourth-quarter share for HEETS was nearly 8%, with share in Moscow approaching double-digits.

This primarily reflects increased adult smoker interest in -- and understanding and acceptance of -- IQOS, as well as our targeted approach to geographic and channel expansion, which has underpinned an improvement in IQOS conversion rates and consumer experience.

Given our success in the existing launch cities, we are now expanding into additional geographic areas.

(SLIDE 25.)

Before I turn to our 2019 outlook, let me remind you of the three-year financial growth targets that we outlined during our Investor Day last September. For the 2019 to 2021 period, we are targeting currency-neutral compound annual growth of at least 5% for net revenues and at least 8% for adjusted diluted EPS.

(SLIDE 26.)

As detailed in today's press release, we have adjusted the formulation of our annual EPS guidance to reflect the difficulty in determining with precision the speed at which adult smokers will adopt reduced-risk products.

At the beginning of each year, we will now forecast our annual reported diluted EPS and the related currency-neutral adjusted diluted EPS growth rate by reference to a minimum threshold of expected performance. As each year unfolds, we intend to provide greater detail.

For 2019, we forecast reported diluted earnings per share to be at least $5.37, at prevailing exchange rates, compared to reported diluted earnings per share of $5.08 in 2018.

Excluding an unfavorable currency impact, at prevailing exchange rates, of approximately $0.14 per share, this forecast represents a projected increase of at least 8% versus adjusted diluted earnings per share of $5.10 in 2018.

(SLIDE 27.)

Our 2019 forecast assumes currency-neutral net revenue growth of at least 5.0%, which includes an expected adverse impact of approximately 0.6 points, due to the move to highly inflationary accounting in Argentina.

We expect IQOS, and heated tobacco unit volume growth in particular, to be the key driver of this growth. Combustible tobacco pricing will remain an important contributor, underpinned by the broadly rational global tobacco excise tax environment and mitigating the impact of the anticipated combustible product volume decline.

As noted earlier, we recorded an exceptional pricing variance in 2018 that creates a challenging pricing comparison this year. We expect our average pricing variance over the 2018 to 2019 two-year period to be in line with our average annual pricing variance from 2008 to 2017.

(SLIDE 28.)

We anticipate a total cigarette and heated tobacco unit shipment volume decline of approximately 1.5% to 2.0% in 2019. This compares favorably to an estimated total industry decline of around 2.5% to 3.0% for the year.

(SLIDE 29.)

Given the challenge of forecasting -- with precision -- heated tobacco unit shipment volumes, we are not providing a specific 2019 target at this early stage of the year.

That said, we expect positive volume contributions from all IQOS markets in 2019 and we remain confident in our shipment volume target of 90 to 100 billion units by 2021.

(SLIDE 30.)

Turning to our cost base, our efforts to deliver over $1 billion in annualized cost efficiencies by 2021 are already underway, led by important initiatives related to productivity, zero-based budgeting, a project-based organization model and other cost reduction opportunities.

We expect our progress on this front to contribute to an increase in currency-neutral operating income margin of at least 100 basis points in 2019.

(SLIDE 31.)

We anticipate a full-year effective tax rate of approximately 23%, consistent with last year, and a relatively stable net interest expense compared to 2018.

(SLIDE 32.)

We are targeting 2019 operating cash flow of at least $10 billion, subject to year-end working capital requirements.

We project total capital expenditures this year of approximately $1.1 billion, reflecting further investment behind RRPs, in particular to support our Platform 4 e-vapor manufacturing capacity.

(SLIDE 33.)

I will close our 2019 outlook with some comments on the first quarter. While we don't provide quarterly guidance, I believe that it is appropriate to share some additional visibility related to phasing.

We currently anticipate reported diluted EPS of approximately $1.00 in the quarter, or flat compared to last year, subject to the timing of commercial spending associated with some of our IQOS-related projects.

Excluding approximately nine cents of adverse currency, at prevailing exchange rates, this represents a growth rate of 9% compared to adjusted diluted EPS of $1.00 in the first quarter of 2018, which itself included a positive contribution from currency of three cents, or approximately three percentage points.

(SLIDE 34.)

I will conclude with a few key takeaways from our 2018 performance.

As evidenced by our total share growth internationally and our stable share of the cigarette category, we are successfully managing our transition from cigarettes to reduced-risk products.

Our combustible tobacco portfolio remains the foundation of our business, and is delivering robust performance and pricing power. Furthermore, the international cigarette industry volume decline was broadly in-line with historical trends.

IQOS continues to grow globally, nearly doubling heated tobacco unit in-market sales volume in 2018 and increasing the number of markets making important contributions to its success. We estimate that, as of year-end, over 6.6 million adult smokers around the world had already stopped smoking and switched to IQOS.

We estimate a retail value of approximately $18 billion for the combined heated tobacco and e-vapor category outside China and the U.S., with heated tobacco representing approximately 70% of the total. IQOS alone accounts for an estimated 57% of the combined retail value, with unit margins and switching rates superior to any other nicotine product. We expect to increase our share of the e-vapor market through further development and deployment of our product portfolio.

Turning to 2019, we anticipate better underlying business fundamentals, driving currency-neutral net revenue growth of at least 5%. Our 2019 EPS forecast reflects a growth rate of at least 8%, excluding currency, compared to adjusted diluted EPS of $5.10 in 2018.

Finally, we remain confident in our strategy for a smoke-free future and are convinced that our RRP portfolio continues to provide us with the single-largest opportunity to accelerate our business growth and generously reward our shareholders over time.

(SLIDE 35.)

Thank you. Martin and I are now happy to answer your questions.

NICK ROLLI

That concludes our call today. Thank you for joining us. If you have any follow-up questions, please contact the Investor Relations team. Thank you again and have a nice day.